Exhibit 23.2
                                              December 30, 1996


Computer Associates International, Inc.
One Computer Associates Plaza
Islandia, New York  11788-7000


Gentlemen:

    I have acted as your counsel in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed under the Securities Act of 1933, as amended, in connection with up to 124,771 shares of your Common Stock, together with associated rights, issuable pursuant to stock options granted by Cheyenne Software, Inc. and converted into options to purchase your common stock pursuant to the Agreement and Plan of Merger dated as of October 7, 1996 by and among Computer Associates International, Inc. Tse-tsehese-staestse, Inc. and Cheyenne Software, Inc. (the "Merger Agreement"). As such counsel, I have examined your Restated Certificate of Incorporation, your By-Laws as amended to date, the Merger Agreement and such other corporate documents, minutes and records as I have deemed appropriate.

    Based upon the foregoing, it is my opinion that the 124,771 shares issuable pursuant to the options will be, upon issuance thereof in accordance with the Merger Agreement, duly authorized, validly issued, and fully paid and nonassessable.

    I hereby consent to the reference to me in the Registration
Statement under the caption "Legal Opinion" and to the filing of this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,

                                          /s/ Steven M. Woghin
                                          -------------------------
                                              Steven M. Woghin
                                              Senior Vice President and
                                              General Counsel